Exhibit 21.1
TREMONT MORTGAGE TRUST
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
TRMT CB Lender LLC	Delaware
TRMT TCB Lender LLC	Delaware
TRMT TRS Inc.	Maryland